CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 47 to Registration Statement No. 333-56203 on Form N-1A of our reports each dated July 24, 2017, relating to the financial statements and financial highlights of BlackRock Small Cap Growth Fund II of BlackRock Series, Inc. (the “Fund”) and Blackrock Master Small Cap Growth Portfolio, a series of BlackRock Master LLC (the “Master LLC”) appearing in the Annual Report on Form N-CSR of the Fund and the Master LLC for the year ended May 31, 2017 and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

September 26, 2017